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                CERTIFICATE OF DESIGNATION, PREFERENCES, POWERS,
                    RIGHTS AND NUMBER OF SHARES OF CLASS TWO
                           CONVERTIBLE PREFERRED STOCK

         Rom Tech, Inc. (the "Corporation"), a corporation organized and existing under the laws of the Commonwealth of Pennsylvania, does hereby certify that pursuant to the authority conferred upon and in accordance with the provisions of the Pennsylvania Business Corporation Law, as amended, (the "BCL"), the Board of Directors of the Corporation, by action taken on October 29, 1996, adopted the following resolutions, which resolutions remain in full force and effect as of the date hereof;

         BE IT RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation by the Corporation's Articles of Incorporation, the Corporation is authorized to issue, out of the 10,000,000 shares of Preferred Stock of the Corporation authorized in its Certificate of Incorporation, a series of Preferred Stock to be designated as "Class Two Convertible Preferred Stock," without par value, with the following powers, designations, preferences and special rights:

         1.       Designation, Amount and Conversion Price.

                  (a) There shall be designated One Million Five Hundred Thousand (1,500,000) shares of preferred stock, without par value (referred to herein as the "Class Two Convertible Preferred Stock"). Beginning six (6) months after the date of issuance of the Class Two Convertible Preferred Stock, the Class Two Convertible Preferred Stock shall be convertible, at the option of the holders thereof, at any time, into the number of shares of common stock, without par value, of the Corporation (the "Common Stock") resulting from dividing 1,500,000 by the Conversion Price (as hereinafter defined).The initial conversion price per share (and subject to adjustment pursuant to Sections 1(b) and 1(c) below, the "Conversion Price") shall be equal to the lower of $5.00 or ninety percent (90%) of the Average Quoted Price (as defined in Section 1(b)(vii) below) for the 10 business days immediately preceding the date on which the Securities and Exchange Commission declares effective (the "Effective Date") the registration statement (the "Registration Statement") filed by the Corporation under Section 5 of the Securities Act of 1933, as amended, pursuant to that certain Registration Rights Agreement of even date herewith by and among the Corporation and the purchasers of the Class Two Convertible Preferred Stock. For purposes of any adjustment to the Conversion Price as set forth in Sections 1(b) and 1(c) below prior to the Effective Date, or in the event that the Registration Statement does not become effective, the Conversion Price shall be equal to $5.00.

                  (b) The number and kind of securities to be acquired upon the conversion of the Class Two Convertible Preferred Stock and the Conversion Price shall be subject to adjustment from time to time upon the occurrence of certain events, as follows:

                           (i) Adjustment for Change in Capital Stock. If at any
time after the date hereof, the Corporation:



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                                    (A)     pays a dividend or makes a
                                            distribution on its Common Stock in
                                            shares of its Common Stock;

                                    (B)     subdivides its outstanding shares of
                                            Common Stock into a greater number
                                            of shares;

                                    (C)     combines its outstanding shares of
                                            Common Stock into a smaller number
                                            of shares; or

                                    (D)     makes a distribution on its Common
                                            Stock in shares of its capital stock
                                            other than Common Stock;

then the Conversion Price in effect immediately prior to such action shall be adjusted so that the holders of the Class Two Convertible Preferred Stock (the "Holders") may receive upon conversion of the Class Two Convertible Preferred Stock the number of shares of capital stock of the Corporation which the Holder(s) would have owned immediately following such action if the Holders had converted the Class Two Convertible Preferred Stock immediately prior to such action.

         The adjustment shall become effective immediately after the record date in the case of a dividend or distribution and immediately after the six-month period following the original date of issuance of the Class Two Convertible Preferred Stock in the case of a subdivision, combination or reclassification.

                           (ii) Adjustment for Other Distributions. If at any
time after the date hereof, the Corporation distributes to all holders of its Common Stock any of its assets or any right to purchase its assets, the Conversion Price following the record date shall be adjusted in accordance with the following formula:

                                                              [M-F]
                                            ACP = CP          [ M ]

where:            ACP      =        the Adjusted Conversion Price.

                  CP       =        the Conversion Price immediately prior to
                                    the adjustment.

                  M        =        the Current Market Price (as defined in
                                    (iv) below) per share of Common Stock on the record date of the distribution.

                  F        =        the aggregate fair market value (as
                                    conclusively determined by the Board of
                                    Directors of the Corporation) on the record date of the assets being distributed divided by the number of outstanding shares of Common Stock.


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         The adjustment shall be made successively whenever any such distribution is made and shall become effective immediately after the record date for the determination of shareholders entitled to receive the distribution. In the event that such distribution is not actually made, the Conversion Price shall again be adjusted to the Conversion Price as determined without giving effect to the calculation provided hereby.

         This subsection does not apply to cash dividends or cash distributions paid out of consolidated current or retained earnings as shown on the books of the Corporation and paid in the ordinary course of business.

                           (iv) Current Market Price. The Current Market Price
per share of Common Stock on any date is the Average Quoted Price of a share of the Common Stock for the thirty (30) consecutive trading days commencing forty-five (45) trading days before the date in question.

                           (v) Adjustment of Number of Shares. Upon each
adjustment in the Conversion Price pursuant to any provision of this Section 1(b), the number of shares of Common Stock convertible hereunder at that Conversion Price shall be adjusted to the product obtained by multiplying such number of shares purchasable immediately prior to such adjustment in the Conversion Price by a fraction, the numerator of which shall be the Conversion Price immediately prior to such adjustment and the denominator of which shall be the Conversion Price immediately thereafter.

                           (vi) When No Adjustment Required. No adjustment need
be made for a change in the par value of the Common Stock. Additionally, the Corporation shall be permitted to issue Common Stock and options to purchase Common Stock to employees and directors without giving rise to an adjustment under this Section 1(b).

                           (vii) The "Quoted Price" of the Common Stock is the
closing bid price of the Common Stock as reported on the Nasdaq SmallCap Market, or the primary securities exchange on which the Common Stock is then quoted; provided, however, that if the Common Stock is neither traded on the Nasdaq SmallCap Market nor on any other securities exchange, the price referred to above shall be the closing bid price reflected in the over-the-counter market as reported by the National Quotation Bureau, Inc. or any organization performing a similar function. The "Average Quoted Price" of a share of Common Stock is the average of the Quoted Price for the period in question.

                  (c)      Adjustment for Sale of Shares Below Conversion Price.

                           (i) If at any time or from time to time after the
date of issuance of the Class Two Convertible Preferred Stock, the Corporation shall issue or sell Additional Shares of Common Stock (as hereinafter defined), other than as a dividend or other distribution on any class of stock, and other than upon a subdivision or combination of shares of Common Stock (all as provided in Section 1(b) above) for a consideration per share less than the existing Conversion Price

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for the Class Two Convertible Preferred Stock (or, if an adjusted Conversion
Price shall be in effect by reason of a previous adjustment, then less than such adjusted Conversion Price), then and in each such case the Conversion Price for the Class Two Convertible Preferred Stock shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined in accordance with the following formula:

                                            NS x NSP
                                            --------
         NCP      =        OCP   x   OB   +   OCP
                                     ---------------
                                           OA

         where

                  NCP      =     the New Conversion Price
                  OCP      =     the existing Conversion Price immediately
                                 before the new issue ("Old Conversion Price")
                  OB       =     the total outstanding shares of Common Stock
                                 immediately before the new issue
                   NS      =     number of shares sold pursuant to new issue
                  NSP      =     price per share of new issue
                  OA       =     the total outstanding shares of Common Stock
                                 immediately after the new issue

                           (ii) For the purpose of making any adjustment in the
Conversion Price or number of shares of Common Stock purchasable on conversion of the Class Two Convertible Preferred Stock as provided above, the consideration received by the Company for any issue or sale of securities shall,

                                    (A) to the extent it consists of cash, be
computed at the net amount of cash received by the Corporation after deduction of any underwriting or similar commissions, concessions, or compensation paid or allowed by the Corporation in connection with such issue or sale,

                                    (B) to the extent it consists of property
other than cash, be computed at the fair market value of that property as determined in good faith by the Board; and

                                    (C) if Additional Shares of Common Stock,
Convertible Securities (as hereinafter defined), or rights or options to purchase other Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Corporation for a consideration that covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.


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                            (iii) For the purpose of the adjustment provided for
in subsection (i) of this Section 1(c), if at any time or from time to time after the date of issuance of the Class Two Convertible Preferred Stock, the Corporation shall issue any rights or options for the purchase of, or stock or other securities convertible into, Additional Shares of Common Stock (such convertible stock or securities being hereinafter referred to as "Convertible Securities"), then, in each case, if the Effective Price (as hereinafter defined) of such rights, options, or Convertible Securities shall be less than the then existing Conversion Price for the Class Two Convertible Preferred
Stock, the Corporation shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities, plus, in the case of such options or rights, the minimum amounts of consideration, if any, payable to the Corporation upon exercise or conversion of such options or rights. "Effective Price" shall mean the quotient determined by dividing the total of all of such consideration by such maximum number of Additional Shares of Common Stock. No further adjustment of the Conversion Price adjusted upon the issuance of such rights, options, or Convertible Securities shall be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such rights or options or the conversion of any such Convertible Securities.

         If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Conversion Price adjusted upon the issuance of such rights, options, or Convertible Securities shall be readjusted to the Conversion Price that would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Corporation upon such exercise, plus the consideration, if any, actually received by the Corporation for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted plus the consideration, if any, actually received by the Corporation on the conversion of such Convertible Securities.

                            (iv) For the purpose of the adjustment provided for
in subsection (i) of this Section 1(c), if at any time or from time to time after the date of issuance of the Class Two Convertible Preferred Stock the Corporation shall issue any rights or options for the purchase of Convertible Securities, then, in each such case, if the Effective Price thereof is less than the then current Conversion Price, the Corporation shall be deemed to have issued at the time of the issuance of such rights or options the maximum number of Additional Shares of Common Stock issuable upon conversion of the total amount of Convertible Securities covered by such rights or options and to have received as consideration for the issuance of such Additional Shares of Common Stock an amount equal to the amount of consideration, if any, received by the Corporation for the issuance of such rights or options, plus the minimum amounts of consideration, if any, payable to the Corporation


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upon the exercise of such rights or options plus the minimum amount of consideration, if any, payable to the Corporation upon the conversion of such Convertible Securities. "Effective Price" shall mean the quotient determined by dividing the total amount of such consideration by such maximum number of Additional Shares of Common Stock. No further adjustment of such Conversion Price adjusted upon the issuance of such rights or options shall be made as a result of the actual issuance of the Convertible Securities upon the exercise of such rights or options or upon the actual issuance of Additional Shares of Common Stock upon the conversion of such Convertible Securities.

         The provisions of subsection (iii) of Section 1(c) for the readjustment of such Conversion Price upon the expiration of rights or options or the rights of conversion of Convertible Securities, shall also apply to the rights, options and Convertible Securities referred to in this Section 1(c)(iv).

                            (v) Definition. The term "Additional Shares of
Common Stock" as used herein shall mean all shares of Common Stock issued or deemed issued by the Corporation after the date of issuance of the Class Two Convertible Preferred Stock, whether or not subsequently reacquired or retired by the Corporation, other than (A) shares of Common Stock issued upon conversion of the Class Two Convertible Preferred Stock and (B) shares issued to employees, officers, directors, consultants or other persons performing services for the Corporation pursuant to any stock offering, plan, or arrangement approved by the Board of Directors of the Corporation.

                  (d) With respect to rights on liquidation, winding up and dissolution, for so long as any shares of Class Two Convertible Preferred Stock shall remain outstanding, the Corporation shall not create any other class of capital stock or series of preferred stock hereafter which is senior to the Class Two Convertible Preferred Stock with respect to liquidation preferences.

                  (e) Notice of Adjustment. Whenever the Conversion Price is adjusted, the Corporation will forthwith cause a notice stating the adjustment and the newly adjusted Conversion Price to be mailed to the respective holders of record of Class Two Convertible Preferred Stock, showing in detail the facts upon which such adjustment is based.

                  (f) Reservation of Common Stock. The Corporation shall at all times reserve and keep available, out of its authorized and unissued or treasury Common Stock, solely for the purpose of effecting the conversion of the Class Two Convertible Preferred Stock, such number of shares as shall from time to time be sufficient to effect the conversion of all shares of Series Preferred Stock from time to time outstanding. The Corporation shall from time to time, in accordance with the laws of the Commonwealth of Pennsylvania, increase the authorized amount of its Common Stock if at any time the number of Common Stock shall not be sufficient to permit the conversion of all of the then outstanding Class Two Convertible Preferred Stock.

         2. Rights Upon Liquidation, Dissolution or Winding-Up. (a) Subject to the limitations set forth in Section 2(b) hereof, in the event of any liquidation, dissolution or winding-up of the Corporation (including, without limitation, a liquidation or reorganization under Chapter 7 or 11 of Title 11 of the United States Code, as amended), the holders of shares of the Class Two Convertible

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Preferred Stock then issued and outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution of its stockholders, before any payment shall be made to the holders of Common Stock and any other series or class of stock of the Corporation which is junior to the Class Two Convertible Preferred Stock with respect to liquidation preferences, an amount equal to the Stated Value per share (as hereinafter defined).

                  (b) The holders of the Class Two Convertible Preferred Stock and the holders of the Corporation's then-outstanding Class One Convertible Preferred Stock shall be entitled to be paid proportionately out of the assets of the Corporation available for distribution to its shareholders, based on the respective amounts to which each holder of such preferred stock is entitled upon liquidation, dissolution and winding-up.

                  (c) The term "Stated Value" per share means five dollars ($1.00).

         3. Voting Rights. Except as herein provided or otherwise provided by law, the entire voting power of the election of directors and for all other purposes shall be vested exclusively in the holders of the outstanding Common Stock, and the holders of the Class Two Convertible Preferred Stock shall not be entitled to vote except as specifically required by Pennsylvania Law and except upon any corporate action which would alter or change the rights and preferences so as to adversely affect the holders of Class Two Convertible Preferred Stock. If the Holders are adversely affected as a series by any action to which they have the right to vote pursuant to this Section 4, the vote of a majority of the holders of Class Two Convertible Preferred Stock, voting as a series, shall be required to approve such action. The holders of the Class Two Convertible Preferred Stock shall be entitled to notice of and to attend all meetings of shareholders.

         4. Corporation's Call Option. If at any time prior to the one-year period following the original date of issuance, the Average Quoted Price of the Common Stock exceeds $7.00 per share for any five-day period, then the Corporation shall have the right to call (the "Call") the Class Two Convertible Preferred Stock and deliver to the Holders thereof, within thirty (30) days following the Call, such number of shares of Common Stock to which the Holders would be entitled based on the applicable Conversion Price, which shares shall have been registered for resale under the Securities Act of 1933, as amended.

         5. Mechanics of Conversion.

                  (a) If a Holder of shares of Class Two Convertible Preferred Stock desires to exercise his or her right of conversion pursuant to Section 1 above, such Holder shall give written notice to the Corporation of his or her election to convert a stated number of shares of Class Two Convertible Preferred Stocks into shares of Common Stock, at the Conversion Price then in effect, which notice shall be accompanied by the certificate or certificates representing such shares of Class Two Convertible Preferred Stock which shall be converted into Common Stock. The notice also shall contain a statement of the name or names in which the certificate or certificates for Common Stock shall be issued. Promptly after the receipt of the aforesaid notice and certificate or certificates

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representing the Class Two Convertible Preferred Stock surrendered for conversion, the Corporation shall cause to be issued and delivered to the Holder of the Class Two Convertible Preferred Stock surrendered for conversion or to his or her nominee or nominees, a certificate or certificates for the number of shares of Common Stock issuable upon conversion of Class Two Convertible Preferred Stock and, if the certificates representing shares of Class Two Convertible Preferred Stock surrendered for conversion shall exceed the number of shares to be converted, the Corporation shall issue and deliver to the person entitled thereto a certificate representing the balance of any unconverted shares of Class Two Convertible Preferred Stock.

                  (b) No Fractional Shares. Notwithstanding anything herein to the contrary, no fractional shares shall be issued to any Holder of Class Two Convertible Preferred Stock on conversion of such Holder's Class Two Convertible Preferred Stock, and the number of shares of Common Stock issued in the event of any conversion of Class Two Convertible Preferred Stock shall be rounded to the nearest whole share.

                  (c) Reservation of Common Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Stock, solely for issuance upon conversion of shares of the Class Two Convertible Preferred Stock as provided in this Section, such number of shares of Common Stock as shall be issuable from time to time upon the conversion of all of the shares of the Class Two Convertible Preferred Stock at that time issued and outstanding.

         6.       Redemption Rights.

                  The holders of the Class Two Convertible Preferred Stock shall have no redemption rights.

         7.       Notices of Corporate Action.

                  In the event of:

                  (a) Any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to received any dividend (other than dividends payable with respect to the Class Two Convertible Preferred Stock) or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, or

                  (b) Any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation or any consolidation or merger involving the Corporation and any other person (other than a consolidation or merger in which the Corporation is the surviving entity) or transfer of all or substantially all of the assets of the Corporation to any other person, or



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                  (c) Any voluntary or involuntary dissolution, liquidation or winding-up of the Corporation, the Corporation will mail to each Holder of shares of Class Two Convertible Preferred Stock a notice specifying (i) the date or expected date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right, and (ii) the date or expected date on which any such reorganization, reclassification, recapitalization, consolidation, merger, transfer, dissolution, liquidation or winding-up is to take place and the time, if any such time is to be fixed, as of which the holders of record of Common Stock (or other securities of the Corporation) shall be entitled to exchange their shares of Common Stock (or other securities of the Corporation) for the securities or other property deliverable upon such reorganization, reclassification, recapitalization, consolidation, merger, transfer, dissolution, liquidation or winding-up.

         8. Retirement of Converted Shares.

                  No share or shares of Class Two Convertible Preferred Stock acquired by the Corporation by reasons of conversion or otherwise shall be re-issued and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue. The Corporation may from time to time take such appropriate corporate action as may be necessary to reduce the authorized number of shares of Class Two Convertible Preferred Stock accordingly.

         9. No Impairment. The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all of the provisions of this Preferred Stock Designation and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Class Two Convertible Preferred Stock against impairment.

         FURTHER RESOLVED, that, before the Corporation shall issue any shares of Class Two Convertible Preferred Stock, a certificate pursuant to Section 1522 of the BCL shall be made, executed, acknowledged, filed, and recorded in accordance with the provisions of Section 1522 of the BCL, substantially in the form set forth above as presented to and reviewed by the Board of Directors, but with such changes, additions and modifications as shall be approved by any Authorized Officer (as hereinafter defined), and the Authorized Officers of the Corporation be, and they hereby are, authorized and directed to do all acts and things which may be necessary or proper in their opinion to carry into effect the purposes and intent of this and the foregoing resolutions.

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